Exhibit 5.1

Charles J. Bair

+1 858 550 6142

cbair@cooley.com

May 10, 2019

Turning Point Therapeutics, Inc.

10628 Science Center Drive, Ste. 225

San Diego, CA 92121

Ladies and Gentlemen:

We have represented Turning Point Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 4,635,840 shares (the “Prior Plan Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “Prior Plan”), (ii) 3,404,973 shares of Common Stock (the “2019 Plan Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (iii) 75,000 shares of Common Stock issuable upon exercise of outstanding stock options granted under the 2019 Plan (the “2019 Plan Outstanding Shares”), and (iv) 288,938 shares of Common Stock (together with the Prior Plan Shares, 2019 Plan Shares and the 2019 Plan Outstanding Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the Prior Plan and 2019 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents, other than by the Company, submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Turning Point Therapeutics, Inc.

May 10, 2019

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair